Exhibit 5.1

Brent B. Siler

T: +1 703 456 8058

bsiler@cooley.com

February 8, 2013

LipoScience, Inc.

2500 Sumner Boulevard

Raleigh, NC 27616

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by LipoScience, Inc., a Delaware corporation (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to (i) 497,381 shares of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”), pursuant to the Company’s 1997 Stock Option Plan, as amended (the “1997 Plan Shares”), (ii) 1,559,467 shares of the Company’s Common Stock pursuant to the Company’s 2007 Stock Incentive Plan, as amended (the “2007 Plan Shares”), (iii) 970,000 shares of the Company’s Common Stock pursuant to the Company’s 2012 Equity Incentive Plan (the “2012 EIP Shares”) and (iv) 242,500 shares of the Company’s Common Stock pursuant to the Company’s 2012 Employee Stock Plan (the “2012 ESPP Shares”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the related prospectuses, (b) the Company’s Third Amended and Restated Certificate of Incorporation, filed as Exhibit 4.1 to the Registration Statement and the Company’s Amended and Restated Bylaws, filed as Exhibit 4.2 to the Registration Statement, each as currently in effect, and (c) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of officers of the Company and have not sought to independently verify such matters.

Our opinion is expressed only with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter of this opinion.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the 1997 Plan Shares, the 2007 Plan Shares, the 2012 EIP Shares and the 2012 ESPP Shares, when sold and issued in accordance with the Company’s 1997 Stock Option Plan, as amended, the Company’s 2007 Stock Incentive Plan, as amended, the Company’s 2012 Equity Incentive Plan and the Company’s 2012 Employee Stock Plan, respectively, and the Registration Statement and related prospectuses, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

ONE FREEDOM SQUARE, RESTON TOWN CENTER, 11951 FREEDOM DRIVE, RESTON, VA 20190-5656 T: (703) 456-8000 F: (703) 456-8100 WWW.COOLEY.COM

LipoScience, Inc. February 8, 2013 Page Two

Sincerely,

COOLEY LLP

By:	/s/ Brent B. Siler
Brent B. Siler

ONE FREEDOM SQUARE, RESTON TOWN CENTER, 11951 FREEDOM DRIVE, RESTON, VA 20190-5656 T: (703) 456-8000 F: (703) 456-8100 WWW.COOLEY.COM